                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

      Date of report (Date of earliest event reported): February 5, 1999
                                                       --------------------

                                   TRW Inc.
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

       Ohio                         1-2384                      34-0575430
  ---------------          ------------------------          ----------------
  (State or other          (Commission File Number)          (I.R.S. Employer
  jurisdiction of                                         Identification Number)
  incorporation)

                    1900 Richmond Road, Cleveland, Ohio 44124
--------------------------------------------------------------------------------
               (Address of principal executive offices) (Zip Code)

               Registrant's telephone number, including area code:
                                 (216) 291-7000

                                       N/A
--------------------------------------------------------------------------------
          (Former name or former address, if changed since last report)

Item 5.  Other Events.

         In connection with the tender offer for all of the issued share capital of LucasVarity plc, TRW Inc. will be disclosing its audited financial statements for the fiscal year ended December 31, 1998.

         Such financial statements, and the report of Ernst & Young LLP, are set forth on the following pages.

REPORT OF MANAGEMENT

Management of TRW is responsible for the preparation of the accompanying consolidated financial statements of the Company and its subsidiaries. The financial statements have been prepared in conformity with generally accepted accounting principles and include the estimates and judgments of management. The financial statements have been audited by Ernst & Young LLP, independent auditors, whose report appears below.

Management has established and is responsible for maintaining a system of internal accounting controls that it believes provides reasonable assurance that assets are safeguarded and transactions are executed and recorded in accordance with management's authorization. The system is tested and evaluated regularly by the Company's internal auditors as well as by the independent auditors in connection with their annual audit.

TRW has an audit committee composed of four directors who are not members of management. The committee meets regularly with management, the internal auditors and the independent auditors in connection with its review of matters relating to the Company's financial statements, the Company's internal audit program, the Company's system of internal accounting controls and the services of the independent auditors. The committee also meets with the internal auditors as well as the independent auditors, without management present, to discuss appropriate matters. The committee also recommends to the directors the designation of the independent auditors.

Joseph T. Gorman              Carl G. Miller                               Thomas A. Connell
Chairman and                  Executive Vice President and                 Vice President and
Chief Executive Officer       Chief Financial Officer                      Corporate Controller

January 19, 1999

REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

Shareholders and Directors, TRW Inc.

We have audited the accompanying consolidated balance sheets of TRW Inc. and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of earnings, cash flows and changes in shareholders' investment for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of TRW Inc. and subsidiaries at December 31, 1998 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

Cleveland, Ohio
January 19, 1999                                             Ernst & Young LLP

STATEMENTS OF EARNINGS

TRW Inc. and subsidiaries
(In millions except per share data)

Years ended December 31                             1998        1997        1996
--------------------------------------------------------    --------------------

Sales                                           $ 11,886    $ 10,831    $  9,857
Cost of sales                                      9,715       8,826       8,376
--------------------------------------------------------    --------------------
Gross profit                                       2,171       2,005       1,481

Administrative and selling expenses                  826         684         613
Research and development expenses                    522         461         412
Purchased in-process research and development         --         548          --
Interest expense                                     114          75          84
Other expense(income)-net                            (37)         (3)         70
--------------------------------------------------------    --------------------
Earnings from continuing operations before
  income taxes                                       746         240         302
Income taxes                                         269         289         120
--------------------------------------------------------    --------------------
Earnings(loss) from continuing operations            477         (49)        182
Discontinued operations
  Earnings from operations                            --          --          38
  Gain on disposal                                    --          --         260
--------------------------------------------------------    --------------------
Net earnings(loss)                              $    477    $    (49)   $    480
--------------------------------------------------------    --------------------



--------------------------------------------------------    --------------------
Per share of common stock
Diluted
  Continuing operations                         $   3.83    $   (.40)   $   1.37
  Discontinued operations
    Earnings from operations                          --          --         .29
    Gain on disposal                                  --          --        1.96
--------------------------------------------------------    --------------------
Net earnings(loss) per share                    $   3.83    $   (.40)   $   3.62
--------------------------------------------------------    --------------------


Basic
  Continuing operations                         $   3.93    $   (.40)   $   1.41
  Discontinued operations
    Earnings from operations                          --          --         .29
    Gain on disposal                                  --          --        2.02
--------------------------------------------------------    --------------------
Net earnings(loss) per share                    $   3.93    $   (.40)   $   3.72
--------------------------------------------------------    --------------------


See notes to financial statements.

BALANCE SHEETS

TRW Inc. and subsidiaries
(In millions)

December 31                                                      1998       1997
---------------------------------------------------------------------    -------
Assets
Current assets
   Cash and cash equivalents                                  $    83    $    70
   Accounts receivable (net of allowances of $33 million
     in 1998 and $23 million in 1997)                           1,721      1,617
   Inventories
     Finished products and work in-process                        316        292
     Raw materials and supplies                                   300        281
---------------------------------------------------------------------    -------
   Total inventories                                              616        573
   Prepaid expenses                                               104         79
   Deferred income taxes                                          179         96
---------------------------------------------------------------------    -------
Total current assets                                            2,703      2,435

Property, plant and equipment-on the basis of cost
   Land                                                           119        111
   Buildings                                                    1,706      1,599
   Machinery and equipment                                      4,779      4,364
---------------------------------------------------------------------    -------
                                                                6,604      6,074
   Less accumulated depreciation and amortization               3,921      3,453
---------------------------------------------------------------------    -------
Total property, plant and equipment-net                         2,683      2,621
Intangible assets
   Intangibles arising from acquisitions                          850        673
   Other                                                          360        232
---------------------------------------------------------------------    -------
                                                                1,210        905
   Less accumulated amortization                                  143         94
---------------------------------------------------------------------    -------
Total intangible assets-net                                     1,067        811
Investments in affiliated companies                               243        139
Long-term deferred income taxes                                    33         --
Other notes and accounts receivable                               227        194
Other assets                                                      213        210
---------------------------------------------------------------------    -------
                                                              $ 7,169    $ 6,410
                                                              -------    -------
Liabilities and shareholders' investment
Current liabilities
   Short-term debt                                            $   839    $   411
   Accrued compensation                                           377        338
   Trade accounts payable                                         964        859
   Other accruals                                                 631        846
   Dividends payable                                               40         38
   Income taxes                                                   137         99
   Current portion of long-term debt                               30        128
---------------------------------------------------------------------    -------
Total current liabilities                                       3,018      2,719

Long-term liabilities                                             826        788
Long-term debt                                                  1,353      1,117
Deferred income taxes                                              --         57
Minority interests in subsidiaries                                 94        105
Shareholders' investment
   Serial Preference Stock II (involuntary
     liquidation $7 million in 1998 and $8 million in 1997)        --          1
   Common stock (shares outstanding 119.9 million
     in 1998 and 122.5 million in 1997)                            75         78
   Other capital                                                  457        450
   Retained earnings                                            2,021      1,778
   Treasury shares-cost in excess of par value                   (637)      (563)
   Accumulated other comprehensive income(loss)                   (38)      (120)
---------------------------------------------------------------------    -------
Total shareholders' investment                                  1,878      1,624
---------------------------------------------------------------------    -------
                                                              $ 7,169    $ 6,410
                                                              -------    -------

See notes to financial statements.

STATEMENTS OF CASH FLOWS

TRW Inc. and subsidiaries
(In millions)

Years ended December 31                                                  1998        1997      1996
-----------------------------------------------------------------------------    ------------------
Operating activities
   Net earnings(loss)                                                 $   477    $   (49)   $   480
   Adjustments to reconcile net earnings(loss) to
     net cash provided by continuing operations
       Purchased in-process research and
         development                                                       --        548         --
       Depreciation and amortization                                      566        490        452
       Deferred income taxes                                             (223)       116       (182)
       Discontinued operations                                             --         --       (298)
       Other-net                                                            8         10         23
   Changes in assets and liabilities, net of
     effects of businesses acquired or sold
       Accounts receivable                                                (27)        32        (46)
       Inventories and prepaid expenses                                   (73)       (26)         8
       Accounts payable and other accruals                                (73)      (166)       298
       Other-net                                                            6         (1)       (24)
-----------------------------------------------------------------------------    ------------------
Net cash provided by operating activities of
  continuing operations                                                   661        954        711

Investing activities
   Capital expenditures                                                  (625)      (571)      (501)
   Acquisitions, net of cash acquired                                    (249)    (1,270)       (76)
   Net proceeds from divestitures                                          --         --        789
   Other-net                                                               17         24         35
-----------------------------------------------------------------------------    ------------------
Net cash provided by(used in) investing activities                       (857)    (1,817)       247

Financing activities
   Increase(decrease) in short-term debt                                 (167)       912       (127)
   Proceeds from debt in excess of 90 days                              1,086        113         51
   Principal payments on debt in excess of
     90 days                                                             (397)       (89)       (91)
   Dividends paid                                                        (154)      (154)      (148)
   Acquisition of common stock                                           (184)      (247)      (361)
   Other-net                                                               26         41         51
-----------------------------------------------------------------------------    ------------------
Net cash provided by(used in) financing activities                        210        576       (625)
Effect of exchange rate changes on cash                                    (1)       (29)        (6)
-----------------------------------------------------------------------------    ------------------
Increase(decrease) in cash and cash equivalents                            13       (316)       327
Cash and cash equivalents at beginning of year                             70        386         59
-----------------------------------------------------------------------------    ------------------
Cash and cash equivalents at end of year                              $    83    $    70    $   386
-----------------------------------------------------------------------------    ------------------

Supplemental Cash Flow Information
Interest paid (net of amount capitalized)                             $   133    $    76    $    89
Income taxes paid (net of refunds)                                        391         78        615
-----------------------------------------------------------------------------    ------------------

For purposes of the Statements of Cash Flows, the Company considers all highly liquid investments purchased with a maturity of three months or less to be cash equivalents.

See notes to financial statements.

STATEMENTS OF CHANGES IN SHAREHOLDERS' INVESTMENT

TRW INC. AND SUBSIDIARIES
(IN MILLIONS)

                                Serial                                        Accumulated
                            Preference                                              Other          Total
                              Stock II  Common    Other  Retained  Treasury Comprehensive   Shareholders'
                            Series 1&3   Stock  Capital  Earnings    Shares  Income(Loss)     Investment

-----------------------------------------------------------------------------------------------------------
Balance at December 31, 1995   $    1  $   40   $  398    $1,693   $  (31)         $   71        $2,172
-----------------------------------------------------------------------------------------------------------
Net earnings - 1996                                          480                                    480
Other comprehensive income
  Translation loss, net of tax
    of $2 million                                                                     (29)          (29)
  Minimum pension liability,
    net of tax of $2 million                                                            3             3
                                                                                                 ------
Total comprehensive income                                                                          454
Stock dividend                             42                (42)                                    --
Dividends declared
  Preference                                                  (1)                                    (1)
  Common ($1.17 per share)                                  (150)                                  (150)
ESOP funding                                                           17                            17
Purchase and sale of shares
  and other                                (2)      39               (372)                         (335)
Shares sold under stock options                                        32                            32
-----------------------------------------------------------------------------------------------------------
Balance at December 31, 1996        1      80      437     1,980     (354)             45         2,189
-----------------------------------------------------------------------------------------------------------
Net earnings(loss)- 1997                                     (49)                                   (49)
Other comprehensive income
  Translation loss, net of tax
    of $7 million                                                                    (177)         (177)
  Unrealized gain on securities,
    net of tax of $6 million                                                           12            12
                                                                                                 ------
Total comprehensive income(loss)                                                                   (214)
Dividends declared
  Preference                                                  (1)                                    (1)
  Common ($1.24 per share)                                  (152)                                  (152)
ESOP funding                                                            2                             2
Purchase and sale of shares
  and other                                (2)      13               (262)                         (251)
Shares sold under stock options                                        51                            51
-----------------------------------------------------------------------------------------------------------
Balance at December 31, 1997        1      78      450     1,778     (563)           (120)        1,624
-----------------------------------------------------------------------------------------------------------
Net earnings - 1998                                          477                                    477
Other comprehensive income
  Translation gain, net
   of tax of $3 million                                                                75            75
  Unrealized gain on securities,
   net of tax of $10 million                                                           18            18
  Minimum pension liability,
    net of tax of $5 million                                                          (11)          (11)
                                                                                                 ------
Total comprehensive income                                                                          559
Dividends declared
  Preference                                                  (1)                                    (1)
  Common ($1.28 per share)                                  (154)                                  (154)
Purchase and sale of shares
  and other                        (1)     (3)       7         3     (181)                         (175)
Credits(charges) from issuance
  of treasury shares                                         (82)      82                            --
Shares sold under stock options                                        25                            25
-----------------------------------------------------------------------------------------------------------
Balance at December 31, 1998   $   --  $   75   $  457    $2,021   $ (637)         $  (38)       $1,878
-----------------------------------------------------------------------------------------------------------

See notes to financial statements.

NOTES TO FINANCIAL STATEMENTS

SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION-The financial statements include the accounts of the Company and its subsidiaries except for two wholly owned insurance subsidiaries. The insurance subsidiaries and the investments in affiliated companies are accounted for by the equity or cost method as appropriate.

USE OF ESTIMATES-The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities as of December 31, 1998 and 1997, and reported amounts of sales and expenses for the years ended December 31, 1998, 1997 and 1996. Actual results could differ from those estimates.

LONG-TERM CONTRACTS-The percentage-of-completion (cost-to-cost) method is used to estimate sales under fixed-price and fixed-price incentive contracts. Sales under cost-reimbursement contracts are recorded as costs are incurred. Fees based on cost, award fees and incentive fees are included in sales at the time such amounts are reasonably estimable. Losses on contracts are recognized when determinable.

ACCOUNTS RECEIVABLE-Accounts receivable at December 31, 1998 and 1997, included $692 million and $640 million, respectively, related to long-term contracts, of which $339 million and $209 million, respectively, were unbilled. Unbilled costs, fees and claims represent revenues earned and billable in the following month as well as revenues earned but not billable under terms of the contracts. A substantial portion of such amounts is expected to be billed during the following year. Retainage receivables and receivables subject to negotiation are not significant.

INVENTORIES-Inventories are stated at the lower of cost, principally the first-in, first-out (FIFO) method, or market. Inventories applicable to long-term contracts are not significant.

DEPRECIATION-Depreciation is computed over the assets' estimated useful lives using the straight-line method for the majority of the Company's depreciable assets. The remaining assets are depreciated using accelerated methods. The estimated useful lives of buildings, machinery and equipment, and computers and other office equipment are between 30-40 years, 8-12 years and 3-5 years, respectively.

ASSET IMPAIRMENT-The Company records impairment losses on long-lived and intangible assets used in operations when events and circumstances indicate that the assets may be impaired and the undiscounted net cash flows estimated to be generated by those assets are less than their carrying amounts.

INTANGIBLE ASSETS-Intangible assets are stated on the basis of cost and are being amortized by the straight-line method over the estimated future periods to be benefited, except for intangibles arising from acquisitions prior to 1971 ($49 million) which are not being amortized because there is no indication of diminished value.

Intangibles arising from acquisitions after 1970 are being amortized over periods primarily ranging from 15 to 40 years. Other intangible assets primarily include capitalized software and other intangible assets acquired through acquisitions including core and developed technology, workforce and tradename. Capitalized software is being amortized over periods not to exceed 10 years. Other intangible assets acquired through acquisitions are being amortized primarily over 15 years. The carrying value of intangible assets is assessed for impairment on a quarterly basis.

FORWARD EXCHANGE CONTRACTS-The Company enters into forward exchange contracts the majority of which hedge firm foreign currency commitments and certain intercompany transactions. At December 31, 1998, the Company had contracts outstanding amounting to $162 million denominated principally in the British pound, the U.S. dollar, the Spanish peseta, the European currency unit and the Canadian dollar, maturing at various dates through December 1999. Changes in market value of the contracts are generally included in the basis of the transactions. Foreign exchange contracts are placed with a number of major financial institutions to minimize credit risk. No collateral is held in relation to the contracts, and the Company anticipates that these financial institutions will satisfy their obligations under the contracts.

FAIR VALUES OF FINANCIAL INSTRUMENTS-

                                                                   1998                             1997
                                                       --------------------------       -------------------------
                                                            Carrying         Fair           Carrying         Fair
(In millions)                                                  Value        Value              Value        Value
---------------------------------------------------------------------------------       -------------------------
Cash and cash equivalents                                     $   83       $   83             $   70       $   70
Short-term debt                                                  839          839                411          411
Floating rate long-term debt                                     227          227                736          736
Fixed rate long-term debt                                      1,156        1,249                509          584
Interest rate hedges - (liability)                                --           --                 --           (5)
Forward currency exchange
  contracts - asset(liability)                                    --            1                 --           (2)
---------------------------------------------------------------------------------       -------------------------

The fair value of long-term debt was estimated using a discounted cash flow analysis, based on the Company's current borrowing rates for similar types of borrowing arrangements. The fair value of interest rate hedges and forward currency exchange contracts is estimated based on quoted market prices of offsetting contracts.

ENVIRONMENTAL COSTS-The Company participates in environmental assessments and remedial efforts at operating facilities, previously owned or operated facilities, and Superfund or other waste sites. Costs related to these locations are accrued when it is probable that a liability has been incurred and the amount of that liability can be reasonably estimated. Estimated costs are recorded at undiscounted amounts based on experience and assessments and are regularly evaluated as efforts proceed. Insurance recoveries are recorded as a reduction of environmental costs when fixed and determinable.

COMPREHENSIVE INCOME-The Company adopted Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income" during the first quarter of 1998. This Statement requires that foreign currency translation, unrealized gains or losses on the Company's available-for-sale securities and minimum pension liability adjustments be included in other comprehensive income and that the accumulated balance of other comprehensive income be separately displayed. Prior year information has been restated to conform to the requirements of Statement 130.

The components of accumulated other comprehensive income at December 31, 1998 and 1997 are as follows:

(In millions)                                                                              1998                1997
---------------------------------------------------------------------------------------------------      ----------
Foreign currency translation loss
  (net of tax of $1 million in 1998 and $4 million in 1997)                                $ (55)             $(130)
Unrealized gain on securities
  (net of tax of $16 million in 1998 and $6 million in 1997)                                  30                 12
Minimum pension liability adjustments
  (net of tax of $7 million in 1998 and $2 million in 1997)                                  (13)                (2)
---------------------------------------------------------------------------------------------------      ----------
Accumulated other comprehensive income(loss)                                               $ (38)             $(120)
---------------------------------------------------------------------------------------------------      ----------

TREASURY STOCK-In February 1996, the Company's Directors authorized the acquisition of up to 20 million shares of the Company's common stock. The Company's purchases of shares of TRW common stock are recorded as treasury stock and result in a reduction of shareholders' investment. When treasury shares are issued, the Company uses a first-in, first-out method and the excess of the purchase price over the issuance price is treated as a reduction of retained earnings.

EARNINGS PER SHARE-The effects of preferred stock dividends, convertible preferred stock and employee stock options were excluded from the calculation of 1997 diluted earnings per share as they would have been antidilutive.

(In millions except per share data)               1998        1997        1996
------------------------------------------------------    --------------------
Numerator
Earnings(loss) from continuing operations     $  476.8    $  (48.5)   $  182.4
Preferred stock dividends                          (.6)        (.7)        (.7)
------------------------------------------------------    --------------------
Numerator for basic earnings per share-
  earnings(loss) available to common
  shareholders                                   476.2       (49.2)      181.7

Effect of dilutive securities
  Preferred stock dividends                         .6          --          .7
------------------------------------------------------    --------------------
Numerator for diluted earnings per share-
  earnings(loss) available to common
  shareholders after assumed conversions      $  476.8    $  (49.2)   $  182.4
------------------------------------------------------    --------------------

Denominator
Denominator for basic earnings per share-
  weighted-average common shares                 121.3       123.7       128.7
Effect of dilutive securities
  Convertible preferred stock                       .9          --         1.1
  Employee stock options                           2.2          --         3.0
------------------------------------------------------    --------------------
Dilutive potential common shares                   3.1          --         4.1

Denominator for diluted earnings per share-
  adjusted weighted-average shares and
  assumed conversions                            124.4       123.7       132.8
------------------------------------------------------    --------------------
Basic earnings(loss) per share from
  continuing operations                       $   3.93    $  (0.40)   $   1.41
------------------------------------------------------    --------------------
Diluted earnings(loss) per share from
  continuing operations                       $   3.83    $  (0.40)   $   1.37
------------------------------------------------------    --------------------

RESEARCH AND DEVELOPMENT

(In millions)                                                          1998                1997             1996
---------------------------------------------------------------------------              -----------------------
Customer-funded                                                      $1,425              $1,501           $1,425
Company-funded
   Research and development                                             522                 461              412
   Product development                                                  196                 184              160
---------------------------------------------------------------------------              -----------------------
                                                                        718                 645              572
                                                                     ------              ------           ------
                                                                     $2,143              $2,146           $1,997
                                                                     ------              ------           ------

Company-funded research and development programs include research and development for commercial products and independent research and development and bid and proposal work related to government products and services. A portion of the cost incurred for independent research and development and bid and proposal work is recoverable through overhead charged to government contracts. Product development costs include engineering and field support for new customer requirements.

The 1997 amounts exclude the $548 million charge for purchased in-process research and development.

ACQUISITIONS

On February 5, 1997, the Company acquired an 80 percent equity interest in the air bag and steering wheel businesses of Magna International for cash of $415 million plus assumed net debt of $50 million. On January 30, 1998, the Company acquired the remaining 20 percent for cash of $102 million. These businesses supply air bag modules, inflators, propellants, steering wheels and other related automotive components. The results of operations have been included in the financial statements from the dates of acquisition. The acquisitions were accounted for by the purchase method; accordingly, the combined purchase price has been allocated to the net assets acquired based on their estimated fair values and to costs for certain restructuring actions, primarily plant closing and severance costs of $40 million. As of December 31, 1998, the balance of the restructuring reserve, included in other accruals, was $18 million and will be used primarily for severance costs in 1999 and 2000. The combined purchase price in excess of the net assets is $336 million and is being amortized over 40 years.

On December 24, 1997, the Company acquired the shares of BDM International, Inc.
(BDM) for cash of $880 million plus assumed net debt of $85 million. BDM is an information technology company operating in the systems and software integration, computer and technical services and enterprise management and operations markets. The acquisition was accounted for by the purchase method with the purchase price allocated to the net assets acquired based on their fair values. An independent valuation was performed, primarily using the income approach for valuing the intangible assets. As a result of the valuation, $548 million was allocated to in-process research and development projects that had not reached technological feasibility and had no alternative future use. This amount was recognized as an expense with no income tax benefit at the date of acquisition. The intangible assets of $371 million are being amortized over an average period of 15 years.

The following unaudited pro forma financial information reflects the consolidated results of operations of the Company as if the 1997 acquisitions had taken place at the beginning of the respective periods. The pro forma information includes adjustments for interest expense that would have been incurred to finance the acquisitions, additional depreciation based on the fair market value of the property, plant and equipment acquired, write-off of purchased in-process research and development and the amortization of intangible assets arising from the transactions. The pro forma financial information is not necessarily indicative of the results of operations as they would have been had the transactions been affected on the assumed dates.

(In millions except per share data)
Year ended (unaudited)                                                                  1997              1996
--------------------------------------------------------------------------------------------------------------
Sales                                                                                $11,758           $11,231
Loss from continuing operations                                                          (85)             (392)
Loss per share                                                                          (.69)            (3.05)
--------------------------------------------------------------------------------------------------------------

SPECIAL CHARGES AND DIVESTITURE

On July 29, 1998, the Company announced actions intended to enhance the automotive segment profit margins. The Company will record pre-tax charges of $125 million to $150 million by the end of 2000, of which $24 million was expensed in 1998 primarily for plant closing and severance costs. Other accruals at December 31, 1998 includes $18 million relating to these charges and will be used in 1999.

During 1996, the Company recorded before-tax charges of $385 million ($252 million after tax, or $1.90 per share) primarily for actions taken in the automotive and space, defense and information systems businesses. The components of the charge included severance costs of $40 million, contract reserves of $99 million, litigation and warranty expenses of $127 million, asset writedowns of $96 million and other items of $23 million. The charges are included in the Statements of Earnings for 1996 as follows: $321 million included in cost of sales, $18 million included in interest expense, $65 million included in other expense(income)-net and a reduction of $19 million included in other captions. Other accruals at December 31, 1998 and 1997 included $7 million and $21 million, respectively, relating to severance costs. The balance will be expended in 1999 and 2000.

During 1996, the Company sold substantially all of the businesses in its Information Systems & Services segment. The financial statements reflect as discontinued operations for all periods presented that segment's net assets and operating results, as well as the related transaction gain. Net proceeds of $1.1 billion in cash resulted in a gain of $484 million ($260 million after tax, or $1.96 per share). Sales of the discontinued operations were $453 million in 1996.

OTHER EXPENSE(INCOME)-NET
(In millions)                                                           1998               1997              1996
-----------------------------------------------------------------------------             -----------------------
Other income                                                           $(123)             $ (66)            $ (67)
Other expense                                                             73                 48               119
Minority interests                                                        11                 20                12
Earnings of affiliates                                                    (5)               (12)               (1)
Foreign currency translation                                               7                  7                 7
-----------------------------------------------------------------------------              -----------------------
                                                                       $ (37)             $  (3)            $  70
                                                                       -----              -----             -----

Other income in 1998 includes a $49 million benefit from the settlement of certain patent litigation. Other income in 1997 includes a $15 million gain on the sale of a property. Other expense in 1996 includes $65 million of special charges. Refer to the "Special Charges and Divestiture" footnote.

INCOME TAXES

Earnings from continuing operations before income taxes
(In millions)                                                        1998               1997              1996
-------------------------------------------------------------------------              -----------------------
U.S.                                                                $ 534              $  95             $ 133
Non-U.S.                                                              212                145               169
-------------------------------------------------------------------------              -----------------------
                                                                    $ 746              $ 240             $ 302
                                                                    -----              -----             -----


Provision for income taxes
(In millions)                                                        1998               1997              1996
-------------------------------------------------------------------------              -----------------------
Current
   U.S. federal                                                     $ 359              $ 136             $ 176
   Non-U.S.                                                            86                 84                73
   U.S. state and local                                                28                 23                20
-------------------------------------------------------------------------              -----------------------
                                                                      473                243               269
Deferred

   U.S. federal                                                      (196)                46              (130)
   Non-U.S.                                                           (10)                (4)               (6)
   U.S. state and local                                                 2                  4               (13)
-------------------------------------------------------------------------              -----------------------
                                                                     (204)                46              (149)
                                                                    -----              -----             -----
                                                                    $ 269              $ 289             $ 120
                                                                    -----              -----             -----

Effective income tax rate

                                                                       1998                1997            1996
---------------------------------------------------------------------------            ------------------------
U.S. statutory income tax rate                                        35.0%                35.0%           35.0%
Nondeductible expenses                                                  .9                  2.7             2.4
U.S. state and local income taxes
  net of U.S. federal tax benefit                                      2.6                  7.6             3.0
Non-U.S. tax rate variances net of
  foreign tax credits                                                  2.1                 (2.2)            3.4
Prior years' adjustments                                               (.3)                (3.5)           (1.9)
Purchased in-process research and
  development                                                           --                 80.0              --
Other                                                                 (4.2)                  .7            (2.3)
------------------------------------------------------------------------------            -------------------------
                                                                      36.1%               120.3%           39.6%
                                                                      ----                -----            ----

The effective tax rate in 1998 was 36.1 percent compared to 120.3 percent in 1997. Excluding the write-off of purchased in-process research and development, the 1997 effective tax rate would have been 36.6 percent.

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. At December 31, 1998 and 1997, the Company had unused tax benefits of $39 million and $30 million, respectively, related to non-U.S. net operating loss carryforwards for income tax purposes, of which $25 million and $13 million can be carried forward indefinitely and the balance expires at various dates through 2005. A valuation allowance at December 31, 1998 and 1997, of $29 million and $25 million, respectively, has been recognized to offset the related deferred tax assets due to the uncertainty of realizing the benefit of the loss carryforwards.

It is the Company's intention to reinvest undistributed earnings of certain of its non-U.S. subsidiaries and thereby indefinitely postpone their remittance. Accordingly, deferred income taxes have not been provided for accumulated undistributed earnings of $544 million at December 31, 1998.

                                                                       Deferred tax                 Deferred tax
                                                                          assets                    liabilities
                                                                  --------------------------------------------------
(In millions)                                                        1998      1997              1998        1997
-----------------------------------------------------------------------------------------------------------------
Pensions and postretirement benefits other
  than pensions                                                      $259      $260              $ --        $  6
Completed contract method of accounting
  for long-term contracts                                              --        49               165         457
Service contracts                                                      --        --                24          --
State and local taxes                                                  12        23                 1          --
Reserves and accruals                                                 161       142                --          --
Depreciation and amortization                                          --        10               128          91
Insurance accruals                                                     32        22                --          --
Non-U.S. net operating loss carryforwards                              39        30                --          --
Other                                                                 106       123                50          41
-----------------------------------------------------------------------------------              ----------------
                                                                      609       659               368         595
Valuation allowance for deferred tax assets                           (29)      (25)               --          --
-----------------------------------------------------------------------------------              ----------------
                                                                     $580      $634              $368        $595
                                                                     ----      ----              ----        ----

PENSION PLANS

At December 31, 1998, the Company adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This statement revises employers' disclosures about pensions and other postretirement benefit plans. The measurement and recognition requirements for pension or other postretirement benefit plans have not changed. Prior year information has been restated to conform to the requirements of the new standard.

The Company has defined benefit pension plans for substantially all employees. The following tables provide a reconciliation of the changes in the plans' benefit obligations and fair value of assets over the two-year period ended December 31, 1998, and a statement of the funded status as of December 31, 1998 and 1997:




                                                                          1998                        1997
                                                                 --------------------         ---------------------
(In millions)                                                       U.S.     Non-U.S.           U.S.      Non-U.S.
-------------------------------------------------------------------------------------------------------------------
Change in benefit obligations
Benefit obligations at January 1                                    $2,872   $  429             $2,381       $  412
  Service cost                                                          94       16                 72           16
  Interest cost                                                        200       29                179           29
  Amendments                                                             3        1                  5            5
  Actuarial loss                                                       127       64                320           17
  Foreign currency exchange changes                                     --        7                 --          (31)
  Acquisitions                                                          --       --                114           --
  Benefits paid                                                       (254)     (29)              (199)         (19)
-----------------------------------------------------------------------------------             -------------------
Benefit obligations at December 31                                   3,042      517              2,872          429

Change in plan assets
Fair value of plan assets at January 1                               3,139      322              2,787          314
  Actual return on plan assets                                         392       22                438           24
  Foreign currency exchange changes                                     --       (4)                --          (13)
  Acquisitions                                                          --       --                104           --
  Company contributions                                                 27       21                  9           13
  Plan participant contributions                                        --        3                 --            3
  Benefits paid                                                       (254)     (29)              (199)         (19)
-----------------------------------------------------------------------------------             -------------------
Fair value of plan assets at December 31                             3,304      335              3,139          322

Funded status of the plan                                              262     (182)               267         (107)
  Unrecognized actuarial (gain)loss                                   (172)      28               (162)         (39)
  Unrecognized prior service cost                                       29       10                 33           11
  Unrecognized net transition asset                                     (4)     (10)               (23)         (11)
-----------------------------------------------------------------------------------             -------------------
Total recognized                                                    $  115   $ (154)            $  115       $ (146)
-----------------------------------------------------------------------------------             -------------------


The following table provides the amounts recognized in the balance sheet as of December 31, 1998 and 1997:

                                                                          1998                        1997
                                                                 -----------------------     -----------------------
(In millions)                                                        U.S.    Non-U.S.             U.S.   Non-U.S.
---------------------------------------------------------------------------------------------------------------------
Prepaid benefit cost                                                $ 169     $   2              $ 157      $(115)
Accrued benefit liability                                             (54)     (156)               (42)       (31)
Additional minimum liability                                          (13)      (20)               (16)        (7)
Intangible asset and other                                              9         4                 13          6
Accumulated other comprehensive income                                  4        16                  3          1
-----------------------------------------------------------------------------------              ----------------
Total recognized                                                    $ 115     $(154)             $ 115      $(146)
-----------------------------------------------------------------------------------              ----------------

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the U.S. pension plans with accumulated benefit obligations in excess of plan assets were $72 million, $62 million and zero, respectively, as of December 31, 1998, and $189 million, $167 million and $105 million, respectively, as of December 31, 1997.

The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the non-U.S. pension plans with accumulated benefit obligations in excess of plan assets were $187 million, $169 million and $22 million, respectively, as of December 31, 1998, and $150 million, $138 million and $21 million, respectively, as of December 31, 1997.

The defined benefit pension plans held approximately 4.8 million and 4.4 million shares of the Company's common stock with a fair value of approximately $267 million and $232 million at December 31, 1998 and 1997, respectively. The plans received approximately $6 million and $5 million in dividends on these shares in 1998 and 1997, respectively.

The following table provides the components of net pension cost for the plans for years 1998, 1997 and 1996:

                                                            1998                  1997                  1996
                                                    ---------------------  ------------------------------------------
(In millions)                                         U.S.    Non-U.S.        U.S.   Non-U.S.       U.S.   Non-U.S.
---------------------------------------------------------------------------------------------------------------------
Defined benefit plans
  Service cost-benefits earned
   during the year                                    $  94      $  16       $  72      $  16      $  73      $  14
  Interest cost on projected
   benefit obligation                                   200         29         179         29        165         28
  Expected return on plan assets                       (260)       (28)       (223)       (26)      (205)       (24)
  Amortization of recognized loss                         1          1          --         --         10          4
  Amortization of prior service
   cost                                                   7          2           7          3          6          6
  Amortization of transition asset                      (18)        (1)        (18)        (1)       (18)        (1)
----------------------------------------------------------------------       --------------------------------------
Defined benefit plans                                    24         19          17         21         31         27
Defined contribution plans                                1          5           1          5          1          5
Employee stock ownership and
 savings plan                                            47         --          44         --         40         --
----------------------------------------------------------------------       --------------------------------------
Total pension cost                                    $  72      $  24       $  62      $  26      $  72      $  32
----------------------------------------------------------------------       --------------------------------------

The amount included within other comprehensive income arising from a change in the minimum pension liability was a loss of $11 million, net of tax of $5 million, in 1998, zero in 1997 and a gain of $3 million, net of tax of $2 million, in 1996.

The assumptions used in the measurement of the Company's benefit obligations are shown in the following table:

                                                                          1998                     1997
                                                                 -----------------------     -------------------
                                                                    U.S.   Non-U.S.             U.S.    Non-U.S.
----------------------------------------------------------------------------------------------------------------
Actuarial assumptions
  Discount rate                                                    6.75%    5.5-6.0%           7.00%    6.0-7.0%
  Rate of increase in compensation levels                          4.00%    2.0-3.5%           4.40%    3.5-4.0%
-----------------------------------------------------------------------------------            ----------------

The expected long-term rate of return on plan assets for U.S. plans was 9.5 percent for 1998 and 9 percent for 1997. For non-U.S. plans the expected long-term rate of return ranged from 8.5 to 8.75 percent in 1998 and 9 to 9.5 percent in 1997.

The Company sponsors a contributory stock ownership and savings plan for which a majority of its U.S. employees are eligible. The Company matches employee contributions up to 3 percent of the participant's qualified compensation. The Company contributions are held in an unleveraged employee stock ownership plan. The Company also sponsors other defined contribution pension plans covering employees at some of its operations.

POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

At December 31, 1998, the Company adopted SFAS No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits." This statement revises employers' disclosures about pensions and other postretirement benefit plans. The measurement and recognition requirements for pension or other postretirement benefit plans have not changed. Prior year information has been restated to conform to the requirements of the new standard.

The Company provides health care and life insurance benefits for a majority of its retired employees in the United States and Canada. The health care plans provide for cost sharing, in the form of employee contributions, deductibles and coinsurance, between the Company and its retirees. The postretirement health care plan covering a majority of employees who retired since August 1, 1988, limits the annual increase in the Company's contribution toward the plan's cost to a maximum of the lesser of 50 percent of medical inflation or 4 percent. Life insurance benefits are generally noncontributory. The Company's policy is to fund the cost of postretirement health care and life insurance benefits in amounts determined at the discretion of management. Retirees in certain other countries are provided similar benefits by plans sponsored by their governments.

The following tables provide a reconciliation of the changes in the plans' benefit obligations and fair value of assets over the two-year period ended December 31, 1998, and a statement of the funded status as of December 31, 1998 and 1997:


(In millions)                                                                             1998              1997
----------------------------------------------------------------------------------------------             -----
Change in benefit obligations
Benefit obligations at January 1                                                         $ 794             $ 760
  Service cost                                                                              19                13
  Interest cost                                                                             54                54
  Actuarial (gain)loss                                                                       8                (1)
  Acquisitions                                                                              --                 4
  Foreign currency exchange rate changes                                                    (3)               (3)
  Plan amendments                                                                            1                --
  Plan participant contributions                                                             5                 5
  Benefits paid                                                                            (44)              (38)
----------------------------------------------------------------------------------------------             -----
Benefit obligations at December 31                                                         834               794

Change in plan assets
Fair value of plan assets at January 1                                                     129                83
  Actual return on plan assets                                                              12                12
  Company contributions                                                                     49                67
  Plan participant contributions                                                             5                 5
  Benefits paid                                                                            (44)              (38)
----------------------------------------------------------------------------------------------             -----
Fair value of plan assets at December 31                                                   151               129
----------------------------------------------------------------------------------------------             -----
Funded status of the plan                                                                 (683)             (665)

Unrecognized actuarial gain                                                                (14)              (30)
Unrecognized prior service cost                                                             (5)               (6)
----------------------------------------------------------------------------------------------             -----
Total accrued benefit cost recognized                                                    $(702)            $(701)
----------------------------------------------------------------------------------------------             -----

The following table provides the components of net postretirement benefit cost for the plans for years 1998, 1997 and 1996:

(In millions)                                                            1998              1997                1996
-----------------------------------------------------------------------------             -------------------------
Components of net postretirement benefit cost
Service cost                                                             $ 19              $ 13                $ 13
Interest cost                                                              54                54                  54
Expected return on plan assets                                            (13)               (9)                 (5)
-----------------------------------------------------------------------------             -------------------------
Net postretirement benefit cost                                          $ 60              $ 58                $ 62
-----------------------------------------------------------------------------             -------------------------

The weighted average discount rate used in determining the accumulated postretirement benefit obligations as of December 31, 1998 and 1997, was 6.75 percent and 7 percent, respectively. The weighted average rate of compensation increase was 4.0 percent and 4.4 percent for 1998 and 1997, respectively. The weighted average expected long-term rate of return on plan assets was 9.5 percent for 1998 and 8 percent for 1997. A 7.5 percent annual rate of increase in the per capita cost of covered health care benefits was assumed for 1999. The rate was assumed to decrease gradually to 5 percent in the year 2009 and remain at that level thereafter.

A one-percentage-point change in the assumed health care cost trend rate would have the following effects:

(In millions)                                                                             One-percentage-point
                                                                                        ------------------------
                                                                                         Increase       Decrease
-------------------------------------------------------------------------------------------------      ---------
Effect on total of service and interest cost components                                     $ 10          $ (7)
Effect on postretirement benefit obligation                                                  100           (83)
----------------------------------------------------------------------------------------------------------------

DEBT AND CREDIT AGREEMENTS

Short-term debt
(In millions)                                                                            1998             1997
--------------------------------------------------------------------------------------------------     -------
U.S. borrowings                                                                        $  589           $  318
Non-U.S. borrowings                                                                       250               93
-------------------------------------------------------------------------------------------------     --------
                                                                                       $  839           $  411
                                                                                      ------------     -------
Long-term debt
(In millions)                                                                            1998             1997
-------------------------------------------------------------------------------------------------     --------
U.S. borrowings                                                                        $  141           $  691
Non-U.S. borrowings                                                                        91               54
Medium-term notes
   6.05% Notes due 2005                                                                   200               --
   6.25% Notes due 2010                                                                   150               --
   6.65% Notes due 2028                                                                   150               --
   6.30% Notes due 2008                                                                   100               --
   9.35% Notes due 2020 (due 2000 at option of note holder)                               100              100
   9.375% Notes due 2021                                                                  100              100
   Other medium-term notes                                                                326              278
Other                                                                                      25               22
-------------------------------------------------------------------------------------------------     --------
Total long-term debt                                                                    1,383            1,245
Less current portion                                                                       30              128
-------------------------------------------------------------------------------------------------     --------
                                                                                       $1,353           $1,117
                                                                                       ------           ------

The Company maintains two committed U.S. dollar revolving credit agreements. The first agreement allows the Company to borrow up to $750 million with 17 banks and extends through June 2002. The second agreement allows the Company to borrow up to $745 million with 14 banks and extends to December 6, 1999. The interest rate under the agreements is either a negotiated rate, the banks' prime rates, a rate based on the banks' costs of funds in the secondary certificate of deposit market or a rate based on an Interbank Offered Rate. The Company's commercial paper borrowings are supported by these agreements. At December 31, 1998, there were no outstanding borrowings under the U.S. revolving credit agreements.

The Company also maintains a committed U.S. dollar denominated revolving credit agreement with five banks for use by the Company's Brazilian operations. The agreement allows the Company to borrow up to $50 million and extends through July 2003. The interest rate under the agreement is a rate based on an Interbank Offered Rate. At December 31, 1998, there were $20 million in outstanding borrowings under this agreement.

The Company also maintains a committed multi-currency revolving credit agreement with 17 banks. The agreement allows the Company to borrow up to $250 million and extends through June 2002. The interest rate under the agreement is based on various interest rate indices. At December 31, 1998, there were no outstanding borrowings under the multi-currency credit agreement.

At December 31, 1998, $191 million of short-term debt was reclassified to long-term debt as the Company intends to refinance the borrowings on a long-term basis and has the ability to do so under its U.S. and multi-currency revolving credit agreements.

During 1998, the Company refinanced short-term debt by issuing $659 million of notes and debentures that mature at various dates through 2028.

The Company established a $1 billion Universal Shelf Registration Statement during 1998 of which approximately $841 million remains available at December 31, 1998. Securities that may be issued under this shelf registration statement include debt securities, common stock, warrants to purchase debt securities and warrants to purchase common stock.

The weighted average interest rate on short-term borrowings outstanding, including amounts reclassified to long-term debt, at December 31, 1998 and 1997, is 5.9 percent and 6.4 percent, respectively.

The other medium-term notes bear interest at rates ranging from 5.98 percent to
9.25 percent and mature at various dates through 2020.

Long-term non-U.S. borrowings bear interest, stated in terms of the local currency borrowing, at rates ranging from 3.3 percent to 9.5 percent at December 31, 1998, and mature at various dates through 2006.

The maturities of long-term debt are, in millions: 1999-$30; 2000-$35; 2001-$29; 2002-$194; 2003-$85; and $1,010 thereafter.

The indentures and other debt agreements impose, among other covenants, maintenance of minimum net worth. Under the most restrictive interpretation of these covenants, the payment of dividends was limited to approximately $972 million at December 31, 1998.

Compensating balance arrangements and commitment fees were not material.

LEASE COMMITMENTS

The Company leases certain offices, manufacturing and research buildings, machinery, automobiles and computer and other equipment. Such leases, some of which are noncancelable and in many cases include renewals, expire at various dates. The Company pays most maintenance, insurance and tax expenses relating to leased assets. Rental expense for operating leases was $180 million for 1998, $146 million for 1997 and $130 million for 1996.

At December 31, 1998, the future minimum lease payments for noncancelable operating leases totaled $390 million and are payable as follows: 1999-$108; 2000-$82; 2001-$57; 2002-$42; 2003-$30; and $71 thereafter.

CAPITAL STOCK

SERIAL PREFERENCE STOCK II - cumulative - stated at $2.75 a share; 5 million shares authorized.

    Series 1 - each share convertible into 8.8 shares of common; redeemable at $104 per share; involuntary liquidation price of $104 per share; dividend rate of $4.40 per annum.

    Series 3 - each share convertible into 7.448 shares of common; redeemable at $100 per share; involuntary liquidation price of $40 per share; dividend rate of $4.50 per annum.

    Series 4 - not convertible into common shares; redemption price and involuntary liquidation price of $125 per one one-hundredth of a share; annual dividend rate per one one-hundredth of a share of the lesser of $4.00 or the current dividend on common stock; no shares outstanding at December 31, 1998.

COMMON STOCK - $0.625 par value; authorized 500 million shares; shares outstanding were reduced by treasury shares of 13.6 million in 1998 and 10.9 million in 1997.

The Company has a shareholder purchase rights plan under which each shareholder of record as of May 17, 1996, received one-half of one right for each TRW common share held. Each right entitles the holder, upon the occurrence of certain events, to buy one one-hundredth of a share of Cumulative Redeemable Serial Preference Stock II, Series 4, at a price of $300. In other events, each right entitles the holder, other than the acquiring party, to purchase $600 of TRW common stock or common stock of another person at a 50 percent discount. The Company may redeem these rights at its option at one cent per right under certain circumstances.

At December 31, 1998, 14.8 million shares of common stock were reserved for the exercise and issuance of stock options and conversion of the Serial Preference Stock II, Series 1 and 3. There were 1.2 million shares of Cumulative Redeemable Serial Preference Stock II, Series 4, reserved for the shareholder purchase rights plan.

STOCK OPTIONS

The Company has granted nonqualified stock options to certain employees to purchase the Company's common stock at the market price on the date of grant. Stock options granted become exercisable to the extent of one-third of the optioned shares for each full year of employment following the date of grant and expire 10 years after the date of grant. The Company applies the provisions of Accounting Principles Board Opinion No. 25 in accounting for its employee stock options and, as such, no compensation expense is recognized as the exercise price equals the market price of the stock on the date of grant.

                                         1998                           1997                         1996
-------------------------------------------------------        -----------------------      ---------------------
                                              Weighted-                      Weighted-                  Weighted-
                                                average                        average                   average
                                   Millions    exercise         Millions      exercise       Millions   exercise
                                  of shares       price        of shares         price      of shares      price
---------------------------------------------------------------------------------------------------------------------
Outstanding at
  beginning of year                    8.5      $35.02               8.5       $29.72             9.2      $26.45
Granted                                2.4       53.31               2.0        50.19             1.7       43.98
Exercised                               .9       25.68               1.6        25.96             1.9       25.28
Canceled, expired
  or terminated                         .2       46.54                .4        38.63              .5       35.51
Outstanding at end
  of year                              9.8       40.11               8.5        35.02             8.5       29.72
Exercisable                            5.8       32.31               5.3        27.81             5.6       25.18
Weighted-average
  fair value of
  options granted                                12.86                          11.92                        9.45
------------------------------------------------------         --------------------------------------------------


At December 31, 1998, approximately 2,000 employees were participants in the plan. As of that date, the per share exercise prices of options outstanding ranged from $19.88 to $58.88. The following table provides certain information with respect to stock options outstanding at December 31, 1998:

                                            Options Outstanding                           Options Exercisable
-----------------------------------------------------------------------------            --------------------------
                                              Weighted-average      Weighted-                             Weighted-
                               Millions of           remaining        average            Millions of        average
                                    shares    contractual life       exercise                 shares       exercise
Range of exercise prices       outstanding            in years          price            exercisable          price
-------------------------------------------------------------------------------------------------------------------

$19.88 - $39.99                        4.3                 3.8         $27.16                   4.3        $27.16
 40.00 -  58.88                        5.5                 8.3          50.21                   1.5         46.88
-----------------------------------------------------------------------------------------------------------------
                                       9.8                 6.3         $40.11                   5.8        $32.31
                            -------------------------------------------------------------------------------------


Had the compensation cost for the stock options granted in 1998, 1997 and 1996 been determined based on the fair value at the grant date consistent with the fair value method of SFAS No. 123, the Company's net earnings and earnings per share would have been reduced by $13 million ($.10 per share) in 1998, $9 million ($.08 per share) in 1997 and $5 million ($.04 per share) in 1996. The effect on 1996 net earnings is not representative of the effect on future years' net earnings amounts as the compensation cost reflects expense for only two years' vesting in 1996.

Fair value was estimated at the date of grant using the Black-Scholes option pricing model and the following weighted-average assumptions for 1998, 1997 and 1996, respectively: risk-free interest rate of 4.59%, 5.83% and 5.43%; dividend yield of 2.28%, 2.54% and 2.84%; expected volatility of 23%, 20% and 20%; and an expected option life of six years for 1998, 1997 and 1996.

CONTINGENCIES

The Company is subject to various investigations, claims and legal proceedings covering a wide range of matters that arise in the ordinary course of its business activities. In addition, the Company is conducting a number of environmental investigations and remedial actions at current and former Company locations and, along with other companies, has been named a potentially responsible party for certain waste management sites. Each of these matters is subject to various uncertainties, and some of these matters may be resolved unfavorably to the Company. A reserve estimate for each matter is established using standard engineering cost estimating techniques. In the determination of such costs, consideration is given to professional judgment of Company environmental engineers in consultation with outside environmental specialists when necessary. At multi-party sites, the reserve estimate also reflects the expected allocation of total project costs among the various potentially responsible parties. At December 31, 1998, the Company had reserves for environmental matters of $64 million, including $7 million of additional accruals recorded during the year. The Company aggressively pursues reimbursement for environmental costs from its insurance carriers. However, insurance recoveries are not recorded as a reduction of environmental costs until they are fixed and determinable. At December 31, 1998, the "Other notes and accounts receivable" caption on the balance sheet includes $22 million of insurance recoveries related to environmental matters. The Company believes that any liability that may result from the resolution of environmental matters for which sufficient information is available to support these cost estimates will not have a material adverse effect on the Company's financial position. However, the Company cannot predict the effect on the Company's financial position of expenditures for aspects of certain matters for which there is insufficient information. In addition, the Company cannot predict the effect of compliance with environmental laws and regulations with respect to unknown environmental matters on the Company's financial position or the possible effect of compliance with environmental requirements imposed in the future.

Further, product liability claims may be asserted in the future for events not currently known by management. Although the ultimate liability from these potential claims cannot be ascertained at December 31, 1998, management does not anticipate that any related liability, after consideration of insurance recovery, would have a material adverse effect on the Company's financial position.

During 1997, TRW Vehicle Safety Systems Inc., a wholly owned subsidiary of the Company, reported to the Arizona Department of Environmental Quality (ADEQ) potential violations of the Arizona hazardous waste law at its Queen Creek, Arizona facility for the possible failure to properly label and dispose of wastewater that might be classified as hazardous waste. ADEQ is conducting an investigation into these potential violations and the Company is cooperating with the investigation. If ADEQ initiates proceedings against the Company with respect to such matters, the Company could be liable for penalties and fines and other relief. The Arizona State Attorney General also is investigating matters, and federal, civil and criminal governmental investigations with respect to these potential violations are ongoing. Management is currently evaluating this matter and is unable to make a meaningful estimate of the amount or range of possible liability, if any, at this time, although management believes that the Company would have meritorious defenses.

During 1996, the Company was advised by the United States Department of Justice
(DOJ) that it had been named as a defendant in two lawsuits brought by a former employee of the Company's former Space & Technology Group and originally filed under seal in 1994 and 1995, respectively, in the United States District Court for the Central District of California under the qui tam provisions of the civil False Claims Act. The Act permits an individual to bring suit in the name of the United States and share in any recovery. The allegations in the lawsuits relate to the classification of costs incurred by the Company that were charged to certain of its federal contracts. Under the law, the government must investigate the allegations and determine whether it wishes to intervene and take responsibility for the lawsuits. On February 13, 1998, the DOJ intervened in the litigation. On February 19, 1998 and March 4, 1998, the former employee filed amended complaints in the Central District of California that realleged certain of the claims included in the 1994 and 1995 lawsuits and omitted the remainder. The amended complaints allege that the United States has incurred substantial damages and that the Company should be ordered to cease and desist from violations of the civil False Claims Act and is liable for treble damages, penalties, costs, including attorneys' fees, and such other relief as deemed proper by the court. On March 17, 1998, the DOJ filed its complaint against the Company upon intervention in the 1994 lawsuit, which set forth a limited number of the allegations in the 1994 lawsuit and other allegations not in the 1994 lawsuit. The DOJ elected not to pursue the other claims in the 1994 lawsuit or the claims in the 1995 lawsuit. The DOJ's complaint alleges that the Company is liable for treble damages, penalties, interest, costs and "other proper relief." On March 18, 1998, the former employee withdrew the first amended complaint in the 1994 lawsuit at the request of the DOJ. On May 18, 1998, the Company filed answers to the former employee's first amended complaint in the 1995 lawsuit and to the DOJ's complaint, denying all substantive allegations against the Company contained therein. At the same time, the Company filed counterclaims against both the former employee and the federal government. On July 20, 1998, both the former employee and the DOJ filed motions seeking to dismiss the Company's counterclaims. On November 23, 1998 (entered as an Order on January 21, 1999), the court dismissed certain counterclaims asserted against the former employee and the federal government and took under advisement the former employee's motion to dismiss certain other counterclaims. The Company cannot presently predict the outcome of these lawsuits, although management believes that their ultimate resolution will not have a material effect on the Company's financial condition or results of operations.

OPERATING SEGMENTS

The Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information" during the fourth quarter of 1998. Statement 131 establishes standards for reporting information about operating segments in annual financial statements and requires that select information about operating segments be disclosed in interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Operating segment and geographic area information for all periods presented has been restated to conform to Statement 131.

The Company's reportable operating segments include Automotive and Space, Defense & Information Systems. The operating segments are managed separately as they each represent a strategic business component that offers different advanced technology products and serves different markets. Separate financial results are available for each operating segment and are regularly reviewed by the chief operating officer for purposes of assessing performance and allocating resources. The Company's space, defense and information systems businesses have been aggregated into one operating segment as they exhibit similar economic characteristics, operate in substantially the same regulatory environment, offer similar products and services to the same customer base, perform jointly on a significant number of contracts and exhibit similar methods of developing and delivering products and services.

The Company is a United States-based company providing advanced technology products and services for the automotive and space, defense and information systems markets. The principal markets for the Company's automotive products are North American, European and Asian original equipment manufacturers and independent distributors. Space, Defense & Information Systems primarily offers products and services to the United States Government, agencies of the United States Government, state and local governments, and international and commercial customers.

AUTOMOTIVE-Occupant restraint systems, including sensors, steering wheels, air bag and seat belt systems. Steering systems, including hydraulic and electrically assisted power and manual rack and pinion steering for light vehicles, hydraulic steering systems for commercial truck and off-highway vehicles and suspension components. Electrical and electronic controls, engineered fasteners and stud welding and control systems. Engine valves and valve train parts.

SPACE, DEFENSE & INFORMATION SYSTEMS-Spacecraft, including the design and manufacture of spacecraft equipment, propulsion subsystems, electro-optical and instrument systems, spacecraft payloads, high-energy lasers and laser technology and other high-reliability components. Electronic systems, equipment, components and services, including the design and manufacture of space communication systems, airborne reconnaissance systems, unmanned aerial vehicles, avionics systems, commercial telecommunications and other electronic technologies for tactical and strategic applications. Systems integration, systems engineering services and software development in the fields of military command and control, strategic missiles, intelligence requirements management, public safety, modeling and simulation, training, telecommunications, image processing, earth observation, nuclear waste management, air traffic control, security and counterterrorism, and other high-technology systems. Information technology systems, products and services focused on defense, health and human safety, integrated supply chain, warehousing, logistics, test and evaluation, criminal justice, tax systems modernization, and financial applications.

The accounting policies of the operating segments are the same as those described in the summary of significant accounting policies. The Company evaluates operating performance based on each segment's profit before income taxes and total assets net of segment current operating liabilities. Debt and related interest expense, interest related to the other postretirement benefit liability, currently payable income taxes, current deferred income taxes, long-term deferred income taxes in 1998 and corporate staff expenses are maintained at the corporate level and are not a component of the operating segment results.

Information concerning operating segments as of and for each of the three years ended December 31, is as follows:

                                                                                            Space,
                                                                                         Defense &
                                                                                       Information
(In millions)                                                      Automotive              Systems           Total
------------------------------------------------------------------------------------------------------------------
1998
------------------------------------------------------------------------------------------------------------------
Revenue from external customers                                       $ 7,201              $ 4,685         $11,886
Segment profit before income taxes                                        543                  458           1,001

Restructuring charges included in segment
  profit                                                                   24                   --              24

Segment assets                                                          3,316                1,240           4,556
Depreciation and amortization                                             396                  156             552
Capital expenditures                                                      456                  163             619
------------------------------------------------------------------------------------------------------------------
1997
------------------------------------------------------------------------------------------------------------------
Revenue from external customers                                       $ 7,032              $ 3,799         $10,831
Segment profit before income taxes                                        637                  348             985

Segment assets                                                          2,926                1,083           4,009
Depreciation and amortization                                             362                  115             477
Capital expenditures                                                      398                  156             554
------------------------------------------------------------------------------------------------------------------
1996
------------------------------------------------------------------------------------------------------------------
Revenue from external customers                                       $ 6,493              $ 3,364         $ 9,857
Segment profit before income taxes                                        330                  180             510

Special charges included in segment profit                                293                   89             382

Segment assets                                                          2,334                  657           2,991
Depreciation and amortization                                             327                  112             439
Capital expenditures                                                      343                  157             500
------------------------------------------------------------------------------------------------------------------

The Company accounts for intersegment sales or transfers at current market prices. Intersegment sales and transfers were not significant. Sales to agencies of the U.S. Government, primarily by the Space, Defense & Information Systems segment, were $4,119 million in 1998, $3,523 million in 1997 and $3,121 million in 1996. Sales to Ford Motor Company by the Automotive segment were $1,423 million in 1998, $1,469 million in 1997 and $1,470 million in 1996.

Reconciliations of the items reported for the operating segments to the applicable amounts reported in the consolidated financial statements are as follows:

(In millions)                                                           1998                1997              1996
--------------------------------------------------------------------------------      ------------------------------
Segment profit before income taxes                                    $1,001              $  985            $  510
Purchased in-process research and development                             --                (548)               --
Interest expense                                                        (119)                (80)              (88)
Corporate expense and other                                             (136)               (117)             (120)
--------------------------------------------------------------------------------      ------------------------------
Earnings from continuing operations before income taxes               $  746              $  240            $  302
--------------------------------------------------------------------------------      ------------------------------

(In millions)                                                           1998                1997              1996
------------------------------------------------------------------------------          ---------------------------
Segment assets                                                        $4,556              $4,009            $2,991
Segment current operating liabilities                                  1,843               1,828             1,620
Current deferred taxes                                                   179                  96               424
Long-term deferred taxes                                                  33                  --                --
Segment eliminations and adjustments                                     122                 114               106
Corporate and other                                                      436                 363               758
------------------------------------------------------------------------------          ---------------------------
Total assets                                                          $7,169              $6,410            $5,899
------------------------------------------------------------------------------          ---------------------------

Information concerning principal geographic areas as of and for the three years ended December 31, is as follows:

                                                                     United                        All
(In millions)                                                        States       Germany        Other        Total
-------------------------------------------------------------------------------------------------------------------
Revenue from external customers
    1998                                                            $ 7,658        $ 1,562     $ 2,666      $11,886
    1997                                                              6,919          1,442       2,470       10,831
    1996                                                              6,469          1,038       2,350        9,857
-------------------------------------------------------------------------------------------------------------------
Property, plant and equipment-net
    1998                                                            $ 1,491        $   497     $   695      $ 2,683
    1997                                                              1,560            451         610        2,621
    1996                                                              1,576            264         640        2,480
-------------------------------------------------------------------------------------------------------------------

Revenues are attributable to geographic areas based on the location of the assets producing the revenues. Inter-area sales are not significant to the total revenue of any geographic area.

EVENTS SUBSEQUENT TO DATE OF REPORT OF INDEPENDENT AUDITORS (UNAUDITED)

On January 28, 1999, the Company announced its intention to acquire the outstanding common shares of LucasVarity plc in a cash tender offer totaling approximately $7 billion. TRW has received fully underwritten financing from J.P. Morgan, Bank of America, and Citibank. The Boards of Directors of both companies have approved the transaction and LucasVarity's Board of Directors has entered into irrevocable agreements to support the transaction. The transaction, which is subject to normal closing conditions, is expected to be completed in the second quarter of 1999 and will be accounted for under purchase accounting.

QUARTERLY FINANCIAL INFORMATION (UNAUDITED)

(In millions except per share data)
--------------------------------------------------------------------------------------------------------------------
                                         First               Second                Third                  Fourth
                                   -----------------    -----------------    -------------------    -------------------
                                    1998     1997        1998     1997         1998       1997       1998       1997
--------------------------------------------------------------------------------------------------------------------
                                     (A)                                        (B)                   (C)      (D)(E)
Sales                            $3,095     $2,660    $3,028     $2,852     $2,836     $2,521     $2,927     $2,798
Gross profit                        520        482       547        534        522        466        582        523
Earnings(loss) before income
taxes                               204        195       198        219        164        166        180       (340)
Net earnings(loss)                  129        119       126        135        104        108        118       (411)
Net earnings(loss)
  per share
   Diluted                         1.03        .92      1.00       1.05        .85        .85        .96      (3.34)
   Basic                           1.05        .95      1.03       1.09        .86        .88        .98      (3.34)
--------------------------------------------------------------------------------------------------------------------

(A) Earnings(loss) before income taxes includes a $49 million gain ($32 million after tax, 25 cents per share) from the settlement of certain patent litigation and a $34 million charge ($22 million after tax, 17 cents per share) for litigation and contract reserves and severance costs relating to the combination of the Company's systems integration business with BDM International, Inc.

(B) Earnings(loss) before income taxes includes a charge of $13 million ($8 million after tax, 7 cents per share) related to the automotive restructuring.

(C) Earnings(loss) before income taxes includes a benefit of $25 million ($16 million after tax, 13 cents per share) from an interest accrual adjustment relating to a tax litigation settlement and an $11 million charge ($10 million after tax, 8 cents per share) related to the automotive restructuring.

(D) Earnings(loss) before income taxes includes a $548 million ($4.46 per share) one time noncash charge related to in-process research and development with no income tax benefit.

(E) Earnings(loss) before income taxes includes a $15 million gain ($10 million after tax, 8 cents per share) related to the sale of a property.

STOCK PRICES AND DIVIDENDS (UNAUDITED)

The book value per common share at December 31, 1998, was $15.61 compared to $13.19 at the end of 1997. The Company's Directors declared the 242nd consecutive quarterly dividend during December 1998. Dividends declared per share in 1998 were $1.28, up 3 percent from $1.24 in 1997. The following table highlights the market prices of the Company's common and preference stocks and dividends paid for the quarters of 1998 and 1997.

                                        Price of                      Price of                    Dividends paid per
                                     traded shares                  traded shares                       share
                                   ------------------           --------------------             --------------------
                        Quarter          1998                           1997                      1998           1997
                        -------    ------------------           --------------------             --------------------
                                   High          Low             High          Low
---------------------------------------------------------------------------------------------------------------------
Common stock                  1    $ 56-1/4      $ 50-9/16        $ 55-7/8     $ 48-1/8            $ .31        $ .31
Par value $0.625              2      57-3/8        50-1/16          58-3/8       47-3/8              .31          .31
per share                     3      56-15/16      42-11/16         61-5/16      51-1/4              .31          .31
                              4      58            43               61-3/16      50-1/2              .33          .31
-----------------------------------------------------------       ----------------------           -------------------
Cumulative Serial             1     400           200              500          300                 1.10         1.10
Preference Stock II           2     468           468              457-1/2      442                 1.10         1.10
$4.40 Convertible             3     495           420              600          300                 1.10         1.10
Series 1                      4     480           480              495          495                 1.10         1.10
-----------------------------------------------------------       ----------------------           -------------------
Cumulative Serial             1     390           379              400          364                1.125        1.125
Preference Stock II           2     400           400              402          396                1.125        1.125
$4.50 Convertible             3     405           405              423-1/4      423-1/4            1.125        1.125
Series 3                      4     350           250              420          400                1.125        1.125
-----------------------------------------------------------       ----------------------           -------------------

The $4.40 Convertible Series 1 was not actively traded during the first quarter of 1998 and the first and third quarters of 1997. The $4.50 Convertible Series 3 were not actively traded during the fourth quarter of 1998. The prices shown for these quarters represent the range of asked(high) and bid(low) quotations.

Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

(c)    Exhibits

         23  Consent of Ernst & Young LLP

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                          TRW INC.

Date:  February 5, 1999                   By:  /s/ William B. Lawrence
                                               ---------------------------------
                                               William B. Lawrence
                                               Executive Vice President, General
                                               Counsel and Secretary

                                  EXHIBIT INDEX

Exhibit No.

         23  Consent of Ernst & Young LLP